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AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 27, 2001

FILE NO.S 333-22265 AND 33-51793

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SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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POST EFFECTIVE AMENDMENT No. 1

AND POST EFFECTIVE AMENDMENT No. 2

FILED PURSUANT TO RULE 462(d) TO

FORMS S-3

REGISTRATION STATEMENTS

UNDER

THE SECURITIES ACT OF 1933

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GENERAL ELECTRIC CAPITAL CORPORATION

(Exact name of registrant as specified in its charter)

NEW YORK 13-1500700

(State of incorporation) (I.R.S. Employer Identification

Number)

260 LONG RIDGE ROAD

STAMFORD, CONNECTICUT 06927

(203) 357-4000

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

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GLENN J. GOGGINS

ASSOCIATE GENERAL COUNSEL--TREASURY OPERATIONS AND ASSISTANT SECRETARY

260 LONG RIDGE ROAD

STAMFORD, CONNECTICUT 06927

(203) 357-4000

(Name, address, including zip code, and telephone number, including area code,

of agent for service)

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APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

From time to time after the effective date of this Post-Effective Amendment to the Registration Statements as determined by market conditions.

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If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of

1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(d)

under the Securities Act, check the following box and list the Securities Act registration statements numbers of the earlier effective registration statements for the same offering. [X] No.s 333-22265 and 33-51793

If delivery of the prospectus is expected to be made pursuant to Rule 434,

please check the following box. [_]

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EXPLANATORY NOTE

These Post-Effective Amendments No.s 1 and 2 to Registration Statements on Forms S-3 (No.s 333-22265 and 33-51793) is filed pursuant to Rule 462(d) solely to add certain exhibits not previously filed with respect to such Registration Statements.

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PART II

POST EFFECTIVE AMENDMENT No.s 1 and 2

(FILE No.s 333-22265 and 33-51793)

ITEM 16. EXHIBITS.

EXHIBIT

NUMBER DESCRIPTION

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5 Opinion and consent of Glenn J. Goggins, Associate General Counsel Treasury Operations and Assistant Secretary of General Electric Capital Corporation.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant, General Electric Capital Corporation, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendment No.s 1 and 2 to the Registration Statements (No.s 333-22265 and 33-51793) to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on the 27th day of April, 2001.

General Electric Capital Corporation

/s/ Jeffrey S. Werner

By ____________________________

(JEFFREY S. WERNER, SENIOR VICE

PRESIDENT CORPORATE TREASURY AND GLOBAL FUNDING OPERATION)

Pursuant to the requirements of the Securities Act of 1933, these Post-Effective Amendment No.s 1 and 2 to the Registration Statements (No.s 333-22265 and 33-51793) have been signed below by the following persons in the capacities and on the date indicated.
*Denis J. Nayden ___________________________________ Denis J. Nayden Chairman, Chief Executive Officer And Director (Principal Executive Officer)
*James A. Parke ___________________________________ James A. Parke Vice Chairman, Chief Financial Officer and Director (Principal Financial Officer)	*Joan C. Amble ___________________________________ Joan C. Amble Vice President and Controller (Principal Accounting Officer)
/s/ Jeffrey S. Werner ___________________________________ Jeffrey S. Werner Senior Vice President Corporate Treasury and Global Funding Operation
*Nancy E. Barton ___________________________________ Nancy E. Barton Director	___________________________________ Francis S. Blake Director
*James R. Bunt ___________________________________ James R. Bunt Director	___________________________________ David L. Calhoun Director

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*Dennis D. Dammerman

____________________________________

Dennis D. Dammerman

Director

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Michael D. Fraizer

Director

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Jeffrey R. Immelt

Director

*Michael A. Neal

___________________________________

Michael A. Neal

Director

___________________________________

Gary M. Reiner

Director

/s/ Keith S. Sherin

____________________________________

Keith S. Sherin

Director

*John F. Welch, Jr.

____________________________________

John F. Welch, Jr.

Director

*By: /s/ Jeffrey S. Werner

____________________________________

Jeffrey S. Werner)

____________________________________

Scott C. Donnelly

Director

____________________________________

Benjamin W. Heineman, Jr.

Director

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John H. Myers

Director

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Ronald R. Pressman

Director

*John M. Samuels

____________________________________

John M. Samuels

Director

*Edward D. Stewart

____________________________________

Edward D. Stewart

Director

/s/ William A. Woodburn

____________________________________

William A. Woodburn

Director

Attorney-in-fact

April 27, 2001